Exhibit 99.1
News Release
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended June 30, 2011
OPERATING HIGHLIGHTS
•	Raised full year guidance outlook

•	Achieved total revenue increase of $21.0 million, or 23%, over second quarter 2010 led by recurring revenue growth of 25% over prior-year quarter

•	Sales growth of 36% over second quarter 2010 driven by new account sales and strong renewals

•	Strong Growth in Operating Income and Adjusted EBITDA

	Quarter Ended
		Better / (Worse)	Better / (Worse)
	Quarter ended	Quarter ended June	Quarter ended
$ MMs	June 30, 2011	30, 2010	June 30, 2010
Revenue	$113.4	$21.0	23%
Operating Income	$10.4	$6.0	136%
Adjusted EBITDA	$19.9	$7.1	55%
(NEW YORK — July 26, 2011) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended June 30, 2011. We will hold a conference call on July 26, 2011, at 8:30 a.m. EDT to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“The company is harvesting more of our revenue from backlog as demonstrated by the rise in recurring revenue, thereby resulting in larger and more predictable, ratable and consistent quarters. This consistency in recurring revenue has also contributed to our decision to raise guidance. In addition to the superior operational metrics attained, we achieved record sales bookings of approximately $270 million in the first half of 2011. All of these accomplishments underscore ACI’s maturation as a disciplined leader with strong business processes,” said Chief Executive Officer Philip Heasley.

FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $147.0 million, which was an increase of $39.0 million, or 36%, as compared to the June 2010 quarter. The stronger quarter was driven by new account sales and strong renewals with both large financial institutions and processors in Australia, Canada, India, United States and the United Kingdom. Notable changes in the mix of sales compared to last year’s quarter included a rise of approximately $35 million and $18.5 million in term renewal and new account sales, respectively.
Backlog
As of June 30, 2011, our estimated 60-month backlog was $1.640 billion, an increase of $74 million as compared to $1.566 billion at December 31, 2010. The growth was primarily attributable to the impact of new sales, the acquisition of ISD Corporation, and foreign exchange translation. As of June 30, 2011, our 12-month backlog was $400 million, an increase of $19 million as compared to $381 million for the quarter ended December 31, 2010.
Revenue
Revenue was $113.4 million in the quarter ended June 30, 2011, an increase of $21.0 million, or 23%, over the prior-year quarter revenue. The growth in 2011 revenue over the prior-year quarter includes higher recurring revenue with an increase of $16.1 million, or 25%, over prior-year quarter resulting in $81.1 million in recurring revenue for the quarter ended June 30, 2011.
Operating Expenses
Operating expenses were $102.9 million in the June 2011 quarter compared to $88.1 million in the June 2010 quarter, an increase of $14.8 million, or 17%. Operating expense growth was led primarily by increased sales & marketing and research & development expenses.
Operating Income
Operating income was $10.4 million in the June 2011 quarter, an increase of approximately $6.0 million or 136%, as compared to operating income of $4.4 million in the June 2010 quarter.

Adjusted EBITDA
Adjusted EBITDA rose to $19.9 million in the June 2011 quarter, an increase of $7.1 million, or 55%, as compared to Adjusted EBITDA of $12.8 million in the June 2010 quarter.
Liquidity
We had $170.8 million in cash on hand as of June 30, 2011. As of June 30, 2011, we also had $75.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $1.6 million, an increase of $1.8 million over the June 2010 quarter.
Other Income/Expense
Other income for the quarter was $0.1 million, an improvement of $2.2 million compared to other expense of $2.1 million in the June 2010 quarter. The variance was led by a positive $2.0 million change in foreign exchange translation.
Taxes
Income tax expense in the quarter was $0.7 million, or a 6.7% effective tax rate, compared to $2.4 million in the prior-year quarter. The decrease in income tax expense is primarily the result of a release of approximately $2.2 million of tax reserves.
Net Income and Diluted Earnings Per Share
Net income for the quarter ended June 30, 2011 was $9.8 million, compared to net loss of $0.1 million during the same period last year, an improvement of $9.9 million.
Earnings per share for the quarter ended June 30, 2011 was $0.29 per diluted share compared to $0.00 per diluted share during the same period last year. The improvement was largely due to stronger operating income and a lower effective tax rate.

Weighted Average Shares Outstanding
Total diluted weighted average shares outstanding were 34.3 million for the quarter ended June 30, 2011 as compared to 33.5 million shares outstanding for the quarter ended June 30, 2010.
2011 Guidance
We are raising our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance for calendar year is as follows: Revenue to achieve a range of $450-460 million, Operating Income of $65-69 million and Adjusted EBITDA of $101-104 million.
-End-
About ACI Worldwide
ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.
For more information contact:
Tamar Gerber, Vice President, Investor Relations & Financial Communications
ACI Worldwide
+1 646 348 6706
invrel@aciworldwide.com

Non-GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less net after-tax payments associated with employee-related actions, net after-tax payments associated with IBM IT outsourcing transition, capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

Reconciliation of Operating Free Cash Flow	Quarter Ended June 30,
(millions)	2011	2010

Net cash provided by operating activities	$7.5	$3.5
Net after-tax payments associated with IBM IT Outsourcing

Transition	0.2	—
Less capital expenditures	(6.1)	(2.4)
Less alliance technical enablement expenditures	—	(1.3)

Operating Free Cash Flow	$1.6	($0.2)

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.
ACI also includes Adjusted EBITDA, which is defined as net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation. Adjusted EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

	Quarter Ended
Adjusted EBITDA	June 30,
(millions)	2011	2010

Net income (loss)	$9.8	($0.1)
Plus:
Income tax expense	0.7	2.4
Net interest expense	0.2	0.4
Net other expense	(0.3)	1.7
Depreciation expense	1.8	1.7
Amortization expense	5.5	4.9
Non-cash compensation expense	2.2	1.8

Adjusted EBIDTA	$19.9	$12.8
The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our expectations related to harvesting of revenue resulting in larger and more predictable, ratable and consistent quarters, (ii) our 12-month and 60-month backlog estimates and assumptions, and (iii) expectations and assumptions regarding 2011 financial guidance related to revenue, operating income and adjusted EBITDA.
All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets and adverse changes in the global economy, the maturation of our current credit facility, the restatement of our financial statements, consolidations and failures in the financial services industry, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, impairment of our goodwill or intangible assets, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, customer reluctance to switch to a new vendor, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with International Business Machines Corporation (“IBM”), our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions, strategic partnerships and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$170,807	$171,310
Billed receivables, net of allowances of $4,823 and $5,738, respectively	71,256	77,773
Accrued receivables	9,824	9,578
Deferred income taxes, net	11,292	12,317
Prepaid expenses	14,531	13,369
Other current assets	10,470	10,462

Total current assets	288,180	294,809

Property and equipment, net	22,292	18,539
Software, net	25,357	25,366
Goodwill	219,315	203,935
Other intangible assets, net	21,762	20,448
Deferred income taxes, net	28,776	28,143
Other noncurrent assets	7,965	10,289

TOTAL ASSETS	$613,647	$601,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,703	$15,263
Accrued employee compensation	23,127	26,174
Deferred revenue	131,735	121,936
Income taxes payable	1,784	6,181
Alliance agreement liability	1,600	1,917
Note payable under credit facility	75,000	75,000
Accrued and other current liabilities	19,722	24,293

Total current liabilities	265,671	270,764

Deferred revenue	30,035	31,045
Alliance agreement noncurrent liability	20,667	20,667
Other noncurrent liabilities	17,734	23,430

Total liabilities	334,107	345,906

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at June 30, 2011 and December 31, 2010	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,352,722 and 7,548,752 shares outstanding at June 30, 2011 and December 31, 2010, respectively	(167,286)	(171,676)
Additional paid-in capital	316,695	312,947
Retained earnings	116,711	105,289
Accumulated other comprehensive loss	(10,787)	(15,144)

Total stockholders’ equity	279,540	255,623

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$613,647	$601,529

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,
	2011	2010
Revenues:
Software license fees	$46,085	$31,399
Maintenance fees	37,195	34,207
Services	18,673	17,187
Software hosting fees	11,413	9,630

Total revenues	113,366	92,423

Expenses:
Cost of software license fees (1)	4,136	3,107
Cost of maintenance, services, and hosting fees (1)	31,818	29,303
Research and development	23,784	18,798
Selling and marketing	21,791	15,989
General and administrative	15,804	15,735
Depreciation and amortization	5,611	5,125

Total expenses	102,944	88,057

Operating income (loss)	10,422	4,366

Other income (expense):
Interest income	196	126
Interest expense	(374)	(541)
Other, net	260	(1,682)

Total other income (expense)	82	(2,097)

Income (loss) before income taxes	10,504	2,269
Income tax expense	704	2,419

Net income (loss)	$9,800	$(150)

Income (loss) per share information
Weighted average shares outstanding
Basic	33,446	33,500
Diluted	34,254	33,500

Income (loss) per share
Basic	$0.29	$(0.00)
Diluted	$0.29	$(0.00)

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	9,800	$(150)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Depreciation	1,845	1,713
Amortization	5,457	4,922
Tax expense of intellectual property shift	367	551
Deferred income taxes	3,068	306
Stock-based compensation expense	2,164	1,792
Excess tax benefit of stock options exercised	(171)	65
Other	138	75
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(2,966)	(12,709)
Other current and noncurrent assets	2,697	(1,362)
Accounts payable	(858)	(1,113)
Accrued employee compensation	6,375	4,522
Accrued liabilities	(2,090)	(1,350)
Current income taxes	(658)	(50)
Deferred revenue	(13,325)	7,505
Other current and noncurrent liabilities	(4,302)	(1,197)

Net cash flows from operating activities	7,541	3,520

Cash flows from investing activities:
Purchases of property and equipment	(2,682)	(1,227)
Purchases of software and distribution rights	(3,444)	(1,163)
Acquisition of businesses, net of cash acquired	(121)	—
Alliance technical enablement expenditures	—	(1,348)

Net cash flows from investing activities	(6,247)	(3,738)

Cash flows from financing activities:
Proceeds from issuance of common stock	328	280
Proceeds from exercises of stock options	593	736
Excess tax benefit of stock options exercised	171	37
Repurchases of common stock	—	(12,667)
Repurchase of restricted stock for tax withholdings	(20)	—
Payments on debt and capital leases	(343)	(391)

Net cash flows from financing activities	729	(12,005)

Effect of exchange rate fluctuations on cash	(98)	(566)

Net increase (decrease) in cash and cash equivalents	1,925	(12,789)
Cash and cash equivalents, beginning of period	168,882	130,546

Cash and cash equivalents, end of period	170,807	$117,757